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                       AMENDED AND RESTATED
  AGREEMENT OF LIMITED PARTNERSHIP OF ESC II, LP (Vickery Towers,
                          Dallas, Texas)
The Agreement of Limited Partnership is made and entered into as of the 30th day of June, 1998 by and among, Columbia Pacific Master Fund '98 General Partnership, a Washington general partnership ("CP")and Daniel R Baty, an Individual (Baty).
The undersigned desire to amend the prior partnership agreement of the Partnership, dated as of March 1, 1996, to reflect the fact that CP and Baty have purchased all of the partnership interest held by ESC GP II, Inc and all of the interest held by Emeritus Properties IV, Inc., and to make certain other revisions and amendments, as set forth below. The undersigned agree to continue to operate as a limited partnership under the laws of the state of Washington as follows.
The parties hereto agree as follows:
1. Definitions. The following terms used in the Agreement shall have the meanings specified below:
1.1 "Act" means the Washington Limited Partnership Act, as amended from time to time.
1.2 "Agreement" means this Agreement of the ESC II, LP as it may be amended from time to time.
1.3 "Assignee" means a person who has acquired a Limited Partner's Interest in whole or part and has not become a Substitute Limited Partner.
1.4 "Capital Account" means the account maintained for each
Partner in accordance with Section 7.5. In the case of a transfer of an interest, the transferee shall succeed to the Capital
Account of the transferor, or, in the case of a partial transfer, a proportionate share thereof.
1.5 "Capital Contribution" means the total amount of money and the fair market value of all property contributed to the Partnership by each Partner pursuant to the terms of the Agreement. Capital Contribution shall also include any amounts paid directly by a Partner to any creditor of the Partnership in respect of any guaranty or similar obligation undertaken by such Partner in connection with
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the Partnership's operations. Any reference to the Capital
Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the interest of such Partner.
1.6 "Cash Available for Distribution" means all cash receipts of the Partnership, excluding cash available upon liquidation of the Partnership, in excess of amounts reasonably required for payment of operating expenses, repayment of current liabilities, repayment of such amounts of Partnership indebtedness as the General Partner shall determine necessary or advisable, and the establishment of and additions to such cash reserves as the General Partner in its sole discretion shall deem necessary or advisable, including, but not limited to, reserves for capital expenditures, replacements, contingent or unforeseen liabilities or other obligations of the Partnership.
1.7 "Code" means the United States Internal Revenue Code of 1986, as amended. References to specific Code Sections or Treasury Regulations shall be deemed to refer to such Code Sections or Treasury Regulations as they may be amended from time to time or to any successor Code Sections or Treasury Regulations if the Code Section or Treasury Regulation referred to is repealed.
1.8 "Convertible Notes" means a S 1,500,000 note and a $450,000 note payable by the Partnership to the Convertible Note Holder.
The notes shall be convertible into amount to a 20% limited
partnership interest.
1.9 "Convertible Note Holder" means ESC GP II, Inc. and Emeritus Properties IV, Inc.
1.10 "Deemed Capital Account" means a Partner's Capital Account
,as calculated from time to time, adjusted by (i) adding thereto the sum of (A) the amount of such Partner's Mandatory Obligation, if any, and (B) each Partner's share of Minimum Gain (determined after any decreases therein for such year) and (ii) subtracting therefrom (A) allocations of losses and deductions which are reasonably expected to be made as of the end of the taxable year to the Partners pursuant to Code Section 704(e)(2), Code Section 706(d) and Treasury Regulation Section 1.751-1 (b)(2)(ii), and (B) distributions which at the end of the taxable year are reasonably expected to be made to the Partner to the extent that said distributions exceed offsetting increases to the Partner's Capital Account (including allocations of the Qualified Income Offset pursuant to Section 8.5 but excluding allocations of Minimum Gain Chargeback pursuant to Section8.4) that are reasonably expected to occur during (or prior to) the taxable years in which such distributions are reasonably expected to be made.
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1.11 "General Partner" means CP and those persons who are admitted as General Partners under Section 15.3 hereof.
1.12 "Interest" or "Partnership Interest" means the ownership interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which such Partner may be entitled as provided in the Agreement and in the Act, together with the obligations of such Partner to comply with all the terms and provisions of the Agreement and the Act.
1.13 "Limited Partners" means Baty and those persons who are admitted as Limited Partners under Section 14.5 hereof.
1.14 "Mandatory Obligation" means the sum of (i) the amount of a Partner's remaining contribution obligation (including the amount of any Capital Account deficit such Partner is obligated to restore upon liquidation) provided that such contribution must be made in all events within ninety (90) days of liquidation of the Partner's interest as determined under Treasury Regulation Section 1.704- 1 (b)(2)(ii)(g) and (ii) the additional amount, if any, such Partner would be obligated to contribute as of year end to retire recourse indebtedness of the Partnership if the Partnership were to liquidate as of such date and dispose of all of its assets at book value.
1.15 "Minimum Gain" means the amount determined by computing, with respect to each nonrecourse liability of the Partnership, the amount of gain, if any, that would be realized by the Partnership if it disposed of the Partnership Property subject to such nonrecourse liability in full satisfaction thereof in a taxable transaction, and then by aggregating the amounts so determined. Such gain shall be determined in accordance with Treasury Regulation Section 1.704-2(d). Each Partner's share of Minimum
Gain at the end of any taxable year of the Partnership shall be determined in accordance with Treasury Regulation Section 1.704-2(g)(1).
1.16 "Net Income" or "Net Loss" means taxable income or loss (including items requiring separate computation under Section 702 ot the Code) of the Partnership as determined using the method of accounting chosen by the General Partner and used by the Partnership for federal income tax purposes, adjusted in accordance with Treasury Regulation Section 1.704-1 (b)(2)(iv)(g), for any property with differing tax and book values, to take into account depreciation, depletion, amortization and gain or loss as computed for book purposes.
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1.17 "Partners" means the persons or entities admitted to the
Partnership as General Partners and Limited Partners.
1.18 "Partnership" means the Limited Partnership created and governed by the Agreement.
1.19 "Partnership Property" means any real or personal property owned by the Partnership.
1.20 "Percentage Interest" means the percentage interest of each Partner as set forth on Appendix A.
1.21 "Project" means the independent and assisted living facility located in Dallas, Texas, commonly known as Vickery Towers, together with any and all improvements as shall be made to such property by the Partnership from time to time.
1.22 "Substitute Limited Partner" means an Assignee who has been admitted to all rights of Partnership pursuant to Section 14.5 hereof.
2. Formation. The Partners hereby agree to continue as a limited partnership and operate the Partnership under the terms and conditions set forth herein. Except as otherwise provided herein, the rights and liabilities of the Partners shall be governed by the Act.
3. Name. The name of the Partnership shall be ESC II, LP. The General Partner may from time to time change the name of the Partnership or adopt such trade or fictitious names as it may determine to be appropriate.
4. Office: Agent for Service of Process. The principal office of the Partnership shall be at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121. Brynn E. McGuire shall be the agent for the Partnership, or such successor as the General Partner may designate.
5. Puraoses and Limitations.
5.1 Puraoses of the Partnershin. The sole purpose and the business of the Partnership is to acquire, construct, develop, own, maintain, operate and sell the Project, and to provide such necessary or complementary services as would customarily be available in the operation of a full service assisted living care residence. Notwithstanding anything contain herein to the contrary, the Partnership shall not engage in any business, and shall have no purpose, unrelated
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to the Project, and shall not acquire real property or own assets other than those related to the furtherance of the purposes of the
Partnership.
5.2. Partnership Limitations. The Company shall not, without the written consent of the holder of the Project Loan or refinancing thereof:
(a) engage in any business or activity other than those set forth in Section 5.1;
(b) merge into or consolidate with any person or entity;
(c) hold itself out to be responsible for the debts of another person or entity;
(d) make any loans or advances to any third party, including any General Partner, Limited Partner or affiliate of the Partnership; and
(e) fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations.
6. Term. The term of the Partnership commenced on the date of the filing of the Certificate of Limited Partnership for the Partnership in the office of the Washington Secretary of State, and shall continue until December 31, 2025, unless sooner dissolved, wound up and terminated in accordance with the provisions of this Agreement and the Act.
7. Percenta e Interests and Ca ital Contributions.
rs shall
7.1 Capital Contributions, Percentaae Interests. The Partne have the Partnership for the Percentage Interests in the Partnership as shown on Appendix A.
7.2 No Interest on Capital Account. No Partner shall be entitled to receive interest on such Partner's Capital Contributions or such Partner's Capital Account.
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7.3 No Withdrawal of Capital. Except as otherwise provided in this
Agreement, no Partner shall have the right to withdraw or demand a return of any or all of such Partner's Capital Contribution. It is the intent of the Partners that no distribution (or any part of any distribution) made to any Partner pursuant to Section 10 hereof shall be deemed a return or withdrawal of Capital Contributions, even if such distribution represents (in full or in part) a distribution of revenue offset by depreciation or any other non-cash item accounted for as an expense, loss or deduction from, or offset to, the Partnership's income, and that no Partner shall be obligated to pay any such amount to or for the account of the Partnership or any creditor of the Partnership. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner, including the General Partner.
7.4 Additional Capital.
(a) Except as otherwise provided for herein or mutually agreed upon by the Partners, no Partner shall be obligated to make an additional Capital Contribution to the Partnership.
(b) In the event additional capital is needed for the operation of the Project, CP agrees to lend 80% of such amounts, to the Partnership (the
"Capital Loans"). The Capital Loans shall bear interest at nine percent per annum, Capital Loans shall be repaid prior to any distributions to the Partners. The balance of 20% shall be drawn from the proceeds evidenced by the Convertible Notes.
7.5 Capital Accounts. The Partnership shall maintain a Capital Account for each Partner in accordance with Treasury Regulations issued under Code Section 704. The initial Capital Account balance for each Partner shall be the amount of initial Capital Contributions made by each Partner under Section 7.1 above
7.6 Default. In the event any Partner shall fail to contribute any cash or property when due hereunder, such Partner shall remain liable therefor to the Partnership, which may institute proceedings in any court of competent jurisdiction in connection with which such Partner shall pay the costs of such collection, including reasonable attorneys' fees.
8. Allocations.
8.1 Allocation of Net Loss from Onerations. Except as otherwise provided in this Section 8 and in Section 16.3, from and after the effective date of this Agreement, the Partnership shall allocate any Net Loss 1 OO% to CP.
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8.2 Allocation of Net Income from Operations. Except as otherwise provided in this Section 8 and Section 16.3, from and after the effective date of this Agreement, the Partnership shall allocate all Net Income as follows:
/a) First, to the Partners in proportion to, and up to the amount of, aggregate distributions ot Cash Available for Distribution made to the Partners from the date of this Agreement through the end of the calendar year with respect to which such allocations are being made;
(b) Second, in proportion to, and up to the amount of, Net Losses allocated to the Partners in accordance with Section 8.1; and
(c) Thereafter, all remaining Net Income shall be allocated in proportion to each Partner's Percentage Interest.
8.3 Limitation on Net Loss Allocations. Notwithstanding anything contained in this Section 8, no Limited Partner shall be allocated Net Loss to the extent such allocation would cause a negative balance in such Partner's Deemed Capital Account as of the end of the taxable year to which such allocation relates.
8.4 Minimum Gain Charaeback. If there is a net decrease in Minimum Gain during a taxable year of the Partnership, then notwithstanding any other provision of this Section 8 or Section 16.3, each Partner must be allocated items of income and gain for such year, and succeeding taxable years to the extent necessary (the "Minimum Gain Chargeback"), in proportion to, and to the extent of
,an amount required under Treasury Regulation Section 1.704-2(f).
8.5 aualified Income Offset. If at the end of any taxable year and after operation of Section 8.4, any Limited Partner shall have a negative balance in its Deemed Capital Account, then notwithstanding anything contained in this Section 8, there shall be reallocated to each Limited Partner with a negative balance in its Deemed Capital Account (determined after the allocation of income, gain or loss under this Section 8 for such year) each item of Partnership gross income (unreduced by any deductions) and gain in proportion to such negative balances until the Deemed Capital Account for each such Limited Partner is increased to zero.
8.6 Curative Allocations. The allocations set forth in Sections 8.3, 8.4 and 8.5 (the "Regulatory Allocations") are intended to comply with certain requirements of the Treasury Regulations issued pursuant to Code Section 704(b). It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant
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to this Section 8.6. Therefore, notwithstanding any other
provision of this Section 8 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Sections 8.1 and 8.2.
8.7 Modification of Partnershin Allocations. It is the intent of the
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Partners that each Partner s distributive share of income ain, loss, deduction, or credit /or items thereof) shall be determined and allocated in accordance with this Section 8 to the fullest extent permitted by Section 704(b) of the Code. In order to preserve and protect the determinations and allocations provided for in this Section 8, the General Partner shall be, and hereby is, authorized and directed to allocate income, gain, loss, deduction or credit (or items thereof) arising in any year differently from the manner otherwise provided for in this Section 8 if, and to the extent that, allocation of income, gain, loss, deduction or credit (or items thereof) in the manner provided for in this Section 8 would cause the determination and
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allocation of each Partner s distributive share of income ain, loss, deduction or credit (or items thereof), not to be permitted by Section 704(b) of the Code and Treasury Regulations promulgated thereunder. Any allocation made pursuant to this Section 8.7 shall be made only after the General Partner has secured an opinion of counsel that such modification is the minimum modification required to comply with Code Section 704(b) and shall be deemed to be a complete substitute for any allocation otherwise provided for in this Section 8 and no amendment of this Agreement or approval of any Partner shall be required. The Limited Partners shall be given notice of the modification within thirty (30) days of the effective date thereof, such notice to include the text of the modification and a statement of the circumstances requiring the modification to be made.
8.8 Deficit Capital Accounts at Liauidation. It is understood and agreed that one purpose of the provisions of this Section 8 is to insure that none of the Partners has a deficit Capital Account balance after liquidation and to insure that all allocations under this Section 8 will be respected by the Internal Revenue Service. The Partners and the Partnership neither intend nor expect that any Partner will have a deficit Capital Account balance after liquidation and, notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement shall be construed and interpreted to give effect to such intention. However, if following a liquidation of a Partner's interest as determined under Treasury Regulation Section 1.704-1 (b)(2)(ii)(g), a Partner has a deficit balance in its Capital Account after the allocation of Net Income pursuant to this Section 8 and Section 16.3 and all other adjustments have been made to such Partner's Capital Account for Partnership operations and liquidation, such Partner shall have
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an obligation to restore such deficit balance only if such Partner is a General Partner.
9. Partnership Expenses. The Partner shall be reimbursed for, all costs may include, but are not limited to:
Partnership shall pay, and the General and expenses of the
Partnership, which
(a) All organizational expenses incurred in the formation of the Partnership and the selling of interests in the Partnership;
(b) All costs of personnel employed by the Partnership;
(c) All costs reasonably related to the conduct of the Partnership's day to day business affairs, including, but without limitation, the cost of supplies, utilities, taxes, license fees, and services contracted from third parties;
(d) All costs of borrowed money, taxes and assessments on Partnership property, and other taxes applicable to the Partnership;
(e) Legal, audit, accounting, brokerage and other fees;
(f) Printing and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration and recording of documents evidencing ownership of an interest in the Partnership or in connection with the business of the Partnership;
(g) Fees and expenses paid to contractors, mortgage bankers, brokers and services, leasing agents, consultants, on-site managers, real estate brokers, insurance brokers and other agents, including affiliates of the General Partner;
/h) Expenses in connection with the acquisition, preparation, design, planning, construction, development, disposition, replacement, alteration, repair, remodeling, refurbishment, leasing, financing and refinancing and operation of Partnership property (including the costs and expenses of legal and accounting fees, insurance premiums, real estate brokerage and leasing commissions and of maintenance of such property);
(i) The cost of insurance obtained in connection with the business of the Partnership;
/j) Expenses of revising, amending, conveying, modifying or terminating the Partnership;
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Ik) Expenses in connection with distributions made by the
Partnership to, and communications and bookkeeping and clerical work necessary in maintaining relations with Limited Partners;
(I) Expenses in connection with preparing and mailing reports required to be furnished to the Limited Partners for investment, tax reporting or other purposes which the General Partner deems appropriate;
(m) Costs incurred in connection with any litigation, including any examinations or audits by regulatory agencies; and
(n) Costs of preparation and dissemination of informational material and documentation relating to potential sale, refinancing or other disposition of Partnership properties.
10. Distributions of Cash Available for Distribution. At such times and in such amounts as the General Partner in its discretion determines appropriate, Cash Available for Distribution shall be distributed among the Partners in accordance with their Percentage Interests, except as otherwise provided in Sections 16.4.
11. Powers Rights and Obligations of the General Partner.
11.1 General Authoritv and Powers of General Partner. Except as provided in Section 11.7 and in certain parts of this Section
11.1, the General Partner shall have the exclusive right and power to manage, operate and control the Partnership and to do all things and make all decisions necessary or appropriate to carry on the business and affairs of the Partnership. The General Partner may designate a person to be responsible for the day to day management of the Partnership. The authority of the General
Partner shall include, but shall not be limited to the following:
(a) To spend the capital and revenues of the Partnership;
(b) To manage, sell, develop, improve, operate and dispose of any Partnership properties, provided, however, that a sale or disposal of the property must be approved by the Partners in accordance with Section 11.7 below, and further provided that capital improvements in excess of 550,000 must be approved by the Partners and the Convertible Note Holders in accordance with Section 11.7 below;
(c) To employ persons, firms and/or corporations for the operation and management of the Partnership's business and for the operation and development of the property of the Partnership, including but not limited to sales agents, management agents, architects, engineers, contractors, attorneys and accountants;
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(d) To acquire, lease and sell personal and/or real property, hire and fire employees, and to do all other acts necessary, appropriate, or helpful for the operation of the Partnership business;
(e) To execute, acknowledge and deliver any and all instruments to effectuate any of the foregoing powers and any other powers granted the General Partner under the laws of the state of Washington or other provisions of this Agreement;
(f) To enter into and to execute agreements for employment or services, as well as any other agreements and all other instruments the General Partner deems necessary or appropriate to operate the Partnership's business and to operate and dispose of Partnership properties or to effectively and properly perform its duties or exercise its powers hereunder;
(g) To borrow money on a secured or unsecured basis from individuals, banks and other lending institutions to finance construction of the project or refinance Partnership assets, to meet other Partnership obligations, provide Partnership working capital and for any other Partnership purpose, and to execute promissory notes, mortgages, deeds of trust and assignments of Partnership property, and such other security instruments as a lender of funds may require to secure repayment of such borrowings; provided, however, that such financing activity is approved by the Partners of the Partnership and the Convertible Note Holders in accordance with Section 11.7 below; provided, that no individual, bank or other lending institution to which the General Partner applies for a loan shall be required to inquire as to the purpose for which such loan is sought, and as between the Partnership and such individual, bank or other lending institution it shall be conclusively presumed that the proceeds of such loan are to be, and will be, used for purposes authorized under the terms of this Agreement;
/h) To enter into such agreements and contracts with parties and to give such receipts, releases and discharges, with respect to the business of the Partnership as the General Partner deems advisable or appropriate;
(i) To purchase, at the expense of the Partnership, such liability and other insurance as the General Partner, in its sole discretion, deems advisable to protect the Partnership's assets and business; however, the General Partner shall not be liable to the Partnership or the other Partners for failure to purchase any insurance; and
(j) To sue and be sued, complain, defend, settle and/or
compromise, with respect to any claim in favor of or against the Partnership, in the name and on behalf of the Partnership.
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11.2 Time Devoted to Partnership; Other Ventures. The General
Partner shall devote so much of its time to the business of the Partnership as in its judgment the conduct of the Partnership's business reasonably requires. The General Partner may engage in business ventures and activities of any nature and description independently or with others, whether or not in competition with the business of the Partnership, and shall have no obligation to disclose business opportunities available to it, and neither the Partnership nor any of the other Partners shall have any rights in and to such independent ventures and activities or the income or profits derived therefrom by reason of its acquisition of interests in the Partnership. This Section 11.2 is intended to modify any provisions or obligations of the Act to the contrary and each of the Partners and the Partnership hereby waives and releases any claims they may have under the Act with respect to any such activities or ventures of the Partners.
11.3 Liability of General Partner to Limited Partners and Partnership. In carrying out their duties and exercising the powers hereunder, the General Partner shall exercise reasonable skill, care and business judgment. A General Partner shall not be liable to the Partnership or a Limited Partner for any act or omission performed or omitted by it in good faith pursuant to the authority granted to it by this Agreement as a General Partner or Tax Matters Partner unless such act or omission constitutes gross negligence or willful misconduct by such General Partner.
11.4 Indemnification. The Partnership shall indemnify and hold harmless the General Partner from any loss or damage, including attorneys' fees actually and reasonably incurred by it, by reason of any act or omission performed or omitted by it on behalf of the Partnership or in furtherance of the Partnership's interests or as Tax Matters Partner; however, such indemnification or agreement to hold harmless shall be recoverable only out of the assets ot the Partnership and not from the Limited Partners. The foregoing indemnity shall not extend to acts or omissions performed or omitted by a General Partner which constitutes gross negligence or willful misconduct by such General Partner.
11.5 Fiduciary Resnonsibilitv. The General Partner shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, and all such funds and assets shall be used in accordance with the terms of this Agreement.
11.6 Contracts with the General Partner.
(a) The Partners specifically consent to and acknowledge that the Partnership shall contract with ESC III, LP. an affiliate of CP, Dan Batyr and controlled by the Convertible Note Holders for the management of the Project.
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Ib) The Partner specifically consent to and acknowledge that
General Partner will lend funds to the Partnership from time to time to cover operating deficits.
11.7 Restrictions on Authority of General Partner.
(a) Except as provided in Sections 11.7b/ below, the following Partnership decisions shall require the written consent of the Partners in the Partnership and the Convertible Note Holders,
which consent shall not be unreasonably withheld. In the event any of the following actions are proposed, the General Partner shall provide written notice of the proposed action to all Partners, which notice period shall not be less than twenty (20) days, during which time the Partners and Convertible Note Holders shall be entitled to consult with the General Partner regarding the proposed action.
(i)  The dissolution and winding up of the Partnership;
(ii) The sale, exchange or other transfer of all or substantially all the assets of the Partnership;
(iii) A change in the nature of the business of the
Partnership;
(iv) The admission of a new or substitute General Partner, or the transfer of an interest of a General Partner;
(v)  The expenditure of funds for capital improvements
in excess of 550,000;
(vi) The event of any of the financing activities as described in the preceding Section 11.1 Ig); or
(vii)     The change of any or all of the provisions of the
partnership agreement
(b) Notwithstanding the provisions of Section 11.7(a), no consent or approval of the Partners shall be required prior to a transfer of the Project or other Partnership property for no consideration other than full or partial satisfaction of Partnership indebtedness such as by deed in lieu of foreclosure or similar procedure.
(c) Notwithstanding the provisions of Section 11.7(a)(i), the dissolution and winding up or insolvency filing of the Partnership shall require the consent of the General Partner.
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12. Status of Limited and Partners.
12.1 No Participation in Managiement. Except as specifically provided in Section 11.7 herein, no Limited Partner shall take part in the conduct or control of the Partnership's business or the management of the Partnership, or have any right or authority to act for or on the behalf of, or otherwise bind, the Partnership (except a Limited Partner who may also be a General Partner and then only in its capacity as a General Partner within the scope of his or her authority hereunder).
12.2 Limitation of Liability. No Limited Partner shall have, solely by virtue of his or her status as a Limited Partner in the Partnership, any personal liability whatever, whether to the Partnership, to any Partners or to the creditors of the Partnership, for the debts or obligations of the Partnership or any of its losses beyond the amount committed by him or her to the capital of the Partnership, except as otherwise required by the Act.
12.3 Death or Incapacity of Limited Partner_. The death, legal incapacity, dissolution, termination, merger, consolidation or bankruptcy of a Limited Partner shall not cause a dissolution of the Partnership, but the rights of such Limited Partner to share in the Net Income and Net Loss of the Partnership, to receive distributions from the Partnership and to assign an interest in the Partnership pursuant to Section 14.3 hereof shall, on the happening of such an event, devolve upon such Limited Partner's executor, administrator, guardian, conservator, or other legal representative or successor, as the case may be, subject to the terms and conditions of this Agreement, and the Partnership shall continue as a limited partnership. However, in any such event such legal representative or successor, or any assignee of such legal representative or successor shall be admitted to the Partnership as a Limited Partner only in accordance with and pursuant to all of the terms and conditions of Section 14.5 hereof.
12.4 Recourse of Limited Partner. The Limited and Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and their Capital Contributions thereto and share of Net Income and Net Loss thereof and shall have no recourse therefor, upon dissolution or otherwise, against any General Partner or any other Limited Partner.
12.5 No Right to Property. No Limited Partner, regardless of the nature of his or her contributions to the capital of the Partnership, shall have any right to demand or receive any distribution from the Partnership in any form other than cash, upon dissolution or otherwise.
13.  Books and Records Accounting Reports and Statements and Tax
Matters.
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13.1 Books and Records. The General Partner shall, at the expense of the Partnership, keep and maintain, or cause to be kept and maintained, the books and records of the Partnership on the same method of accounting as utilized for federal income tax purposes, which shall be kept separate and apart from the books and records of the General Partner.
13.2 Annual Accounting Period. All books and records of the Partnership shall be kept on the basis of an annual accounting period ending December 31 of each year, except for the final accounting period which shall end on the date of termination of the Partnership. All references herein to the "fiscal year of the Partnership" are to the annual accounting period described in the preceding sentence, whether the same shall consist of twelve months or less.
13.3 General Partner's Re orts to Limited and Partners. The
General Partner shall send at Partnership expense to each Limited Partner the following:
(a) Within seventy-five (75) days after the end of each fiscal year of the Partnership, such information as shall be necessary for the preparation by such Limited Partner of such Partner's federal income tax return which shall include a computation of the distributions to such Limited Partner and the allocation to such Limited Partner of profits or losses, as the case may be; and
(b) Within one hundred twenty (120) days after the end of each fiscal year of the Partnership, an annual report, which shall include:
/i)  A balance sheet;
(ii) A statement of income and expenses;
(iii) A statement of changes in Partners' capital; and
(iv) A statement of the balances in the Capital Accounts of the
Partners.
13.4 Ri ht to Examine Records. The Limited and General Partners shall be entitled at their own expense, upon written request directed to the Partnership, to review the records of the Partnership at all reasonable times and at the location where such records are kept by the Partnership.
13.5 Tax Matters Partner. Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Partnership, the General Partner may expend such funds as it deems necessary and advisable in the interest of the Partnership to resolve such controversy satisfactorily, including, without being limited thereto, attorneys' and accounting fees. CP is hereby
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designated as the "Tax Matters Partner" as referred to in Section
6231 (a)(7)(A) of the Code, and is specially authorized to
exercise all of the rights and powers now or hereafter granted to the Tax Matters Partner under the Code.
Any cost incurred in the audit by any governmental authority of the income tax returns of a Partner (as opposed to the
Partnership) shall not be a Partnership expense. The General Partner agrees to consult with and keep the Partners advised with respect to (i) any income tax audit of a Partnership income tax return, and (ii) any elections made by the Partnership for federal, state or local income tax purposes.
13.6 Tax Returns. The General Partner shall, at Partnership expense, cause the Partnership to prepare and file a United States Partnership Return of Income and all other tax returns required to be filed by the Partnership for each fiscal year of the Partnership.
13.7 Tax Elections. The Partnership shall make an election
pursuant to Section 754 of the Code to adjust the basis of the assets of the Partnership. Each of the Limited and General
Partners will, upon request, supply any information necessary to properly give effect to any such election. In addition, the
General Partner, in its sole discretion, shall be authorized to cause the Partnership to make and revoke any other elections for federal income tax purposes as it deems appropriate, necessary, or advisable.
14.  Transfers of Limited and Partnership Interests; Withdrawal
and Admission of Limited Partners.
14.1 General Prohibition. No Limited Partner may voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of, or mortgage, pledge, hypothecate or otherwise encumber, or permit or suffer any encumbrance of, all or any part of his or her interest in the Partnership, except as provided in this Section 14. Any other purported sale, transfer, assignment, pledge or encumbrance shall be null and void and of no force or effect whatsoever.
14.2 No Withdrawal of Limited Partner. No Limited Partner shall have the right to withdraw from the Partnership except as otherwise provided in this Agreement.
14.3 Transfers by Limited Partner.
(a) Subject to any restrictions on transferability required by law or contained elsewhere in this Agreement, a Limited Partner may transfer such Limited Partner's entire interest in the Partnership upon satisfaction of the following conditions:
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(i) The transfer shall be by bequest, or by operation of the laws of intestate succession, or shall be made to an existing Partner in the Partnership, or
/ii) Be approved in writing by the General Partner, which approval shall be withheld only if the proposed transfer does not comply with the requirements of this Section 14.3.
(b) No sale, exchange, transfer, assignment, gift, pledge, encumbrance, hypothecation or other disposition of a Limited Partner's interest in the Partnership, whether voluntary or involuntary, shall be valid or effective if, in the opinion of counsel to the Partnership, it would be likely to:
(i)  Violate the registration provision of the Securities Act of
1933, as amended;
(ii) Violate the laws of any state, or the regulations of any government agency, applicable to such transfer;
(iii) Cause all or a portion of the Partnership's property to be treated as tax-exempt use property, as defined in Section 168(h)/1 ) of the Code (unless such transfer has been previously approved by the General Partner); or
(iv) Cause the Partnership to be regarded as an unincorporated association taxable as a corporation.
(c) Prior to recognizing any assignment of a Limited Partner's interest that has been transferred in accordance with this Section 14.3, the General Partner may require the transferor and transferee to execute and acknowledge such reasonable and
customary instruments as the General Partner may deem necessary or desirable to effect such transfer.
(d) A transferee of a Limited Partner shall be entitled to the allocations and distributions attributable to the interest sold or assigned to it and the return of capital to which the transferor otherwise would have been entitled; provided, however, such transferee shall not be entitled to the other rights of a Limited Partner unless and until such transferee becomes a Limited Partner in accordance with Section 14.5.
(e) A transfer of an interest complying with all the requirements of this Section 14.3 shall be effective as of the first day of the calendar month succeeding the month in which all such requirements have been satisfied. All distributions made after such effective date on account of a cooper george2 -17-
transferred interest shall be paid to the transferee. In the absence of notice to the General Partner of the transfer of a Partnership interest, whether by operation of law or otherwise, and the General Partner's consent in the case of voluntary transfers, any distribution or other payment to a transferor or to his executors, administrators or legal representatives shall acquit the Partnership and the General Partner of liability, to the extent of such distribution or payment to any other person and/or entity which may have an interest in such payment.
14.4 Assignment as Security Permitted. Notwithstanding any other provision of this Section 14, a Limited Partner may assign, as security for a loan or other indebtedness incurred by such
Partner, such Partner's right to receive distributions from the Partnership, and the General Partner, upon receipt of notification of any such assignment, shall acknowledge such assignment and shall agree to pay or distribute proceeds in accordance with instructions from such Partner subject to such conditions, including indemnification, as the General Partner may reasonably require; provided, however, that such lender shall acknowledge in writing to the General Partner that such assignment of proceeds shall not entitle such lender to foreclose or otherwise acquire or sell the Partnership Interest and that the only right acquired by such lender shall be the right to receive distributions of cash and property, if any, made by the Partnership to the Partners in accordance with this Agreement.
14.5 Admission of Transferees as Limited Partners.
(a) No transferee of a Limited Partner shall be admitted as a Limited Partner unless all of the following conditions have been satisfied:
(i)  The transfer complies with Section 14.3; and
(ii) The prospective transferee has executed an instrument, in form and substance satisfactory to the General Partner, accepting and agreeing to be bound by all the terms and conditions of this Agreement, including the power of attorney set forth in Section 17 hereof, and has paid all expenses of the Partnership in effecting the transfer;
(iii) All requirements of the Act regarding the admission of a transferee Limited Partner have been complied with by the transferee, the transferring Limited Partner, and the Partnership; and
/iv) Such transfer is effected in compliance with all applicable state and federal securities laws.
(b) In the event of a transfer complying with all the requirements of Section 14.3 hereof and the transferee being admitted as a Limited Partner pursuant to this Section 14.5, the General Partner for themselves and for
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each Limited and Partner pursuant to the Power of Attorney granted by each Limited and Partner, shall execute an amendment to this Agreement and, if required by the Act, file an amended certificate for the Partnership. Unless named in this Agreement, as amended from time to time, no person shall be considered a Partner; and
the Partnership, each Partner, and any other person having
business with the Partnership need deal only with Partners so named and shall not be required to deal with any other person by reason of a transfer by, or by reason of the death of, a Partner, except as otherwise expressly provided herein.
15. Transfers of General Partnershi Interests. Withdrawal and Admission ot General Partners.
15.1 No Withdrawal of a General Partner. The General Partner shall have no right to withdraw from the Partnership except as otherwise provided in this Agreement.
15.2 Death or Incompetencv of a General Pa_ rtner. A General Partner shall cease to be a General Partner upon the death, bankruptcy, withdrawal, dissolution, or adjudication of incompetency of such General Partner.
15.3 Transfer b a General Partner. Admission of Additional or Successor General Partners. A General Partner may not transfer its interest as a general partner, or any part thereof, to a third party and no additional or successor general partner(s) shall be admitted to the Partnership, except with the approval of the other Partners.
16. Dissolution Winding Up and Termination.
16.1 Events Causina Dissolution. The Partnership shall be
dissolved and its affairs shall be wound up upon the happening of the first to occur of any of the following events:
/a) Expiration of the term of the Partnership stated in
Section 6 hereof;
(b) Entry of a decree of judicial dissolution pursuant to the
Act;
(c) The sale or other disposition of all or substantially all of the assets of the Partnership;
(d) The vote of Partners holding a majority of the Percentage Interests of the Partnership to dissolve; or
cooper george2
Ie) The death, bankruptcy, withdrawal, dissolution or adjudication of incompetency of the General Partner, unless at the time of the occurrence of any of such events there is at least one other General Partner, in which case the business of the Partnership shall be carried on by the remaining General Partner(s). In the event the business of the Partnership is carried on pursuant to the previous sentence, the interest of the deceased, bankrupt, dissolved or incompetent General Partner in Net Income and Net
Loss and its Capital Account shall be converted to a Limited Partner interest but shall otherwise be maintained and continued.
16.2 Winding Up. Upon dissolution of the Partnership for any reason, the General Partner shall commence to wind up the affairs of the Partnership and to liquidate its assets. In the event the Partnership has terminated because the Partnership lacks a General Partner, then the Limited Partners shall appoint a new General Partner solely for the purpose of winding up the affairs of the Partnership. The General Partner shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership property pursuant to such liquidation. Pending such sales, the General Partner shall have the right to continue to operate or otherwise deal with the assets of the Partnership. A reasonable time shall be allowed for the orderly winding up of the business of the Partnership and the liquidation of its assets and the discharge of its liabilities to creditors so as to enable the General Partner to minimize the normal losses attendant upon a liquidation, having due regard to the activity and condition of the relevant markets for the Partnership properties and general financial and economic conditions. Any Partner may be a purchaser of any properties of the Partnership upon liquidation of the Partnership's assets, including
,without limitation, any liquidation conducted pursuant to a judicial dissolution or otherwise under judicial supervision; provided, however, that the purchase price and terms of sale are fair and reasonable to the Partnership.
16.3 Allocation of Net Income and Net Loss U on Termination or Sale. All Net Income and Net Loss upon dissolution of the Partnership or from sale, conversion, disposition or taking of all or substantially all of the Partnership's property, including, but not limited to the proceeds of any eminent domain proceeding or insurance award (respectively, "Gain on Sale" or "Loss on Sale") shall be allocated as follows:
(a) Loss on Sale shall be allocated among the Partners as
follows:
(i) First, proportionately to those Partners having positive Capital Account balances until all positive Capital Accounts have been reduced to zero; and
cooper george2 -20-
(ii) Thereafter, in proportion to the Partners'
Percentage Interest.
(b) Gain on Sale to the extent available shall be allocated among the Partners as tollows:
(i) First, to those Partners having negative Capital Account balances in proportion to such negative balances until they are increased to zero;
(ii) Second, to each of the Partners in the amount and manner necessary to cause the Partners' Capital Accounts to be in the ratio of their respective Percentage Interests; and
(iii) Thereafter, any remaining Gain on Sale shall be allocated to the Partners in proportion to their Percentage Interests.
16.4 Distributions. Prior to making distributions in dissolution to the Partners, the General Partner shall first pay or make provision for all debts and liabilities of the Partnership, including payment of any Capital Loans, and all expenses of liquidation. Subject to the right of the General Partner to set up such cash reserves as it may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of liquidation and any other funds of the Partnership shall first be distributed to Partners in proportion to their Capital Account balances as adjusted by the allocations provided for in Section 16.3; and thereafter, the balance, if any, to the Partners in proportion to their Percentage Interests.
16.5 Certificate of Cancellation; Renort; Termination. Upon the dissolution and commencement of winding up of the Partnership, the General Partner shall execute and file certificate of cancellation of the Partnership. Within a reasonable time following the completion of the liquidation of the Partnership's assets, the General Partner shall prepare and furnish to each Partner, at the expense of the Partnership, a statement which shall set forth the assets and liabilities ot the Partnership as of the date of complete liquidation and the amount of each Partner's distribution pursuant to Section 16.4 hereof. Upon completion of the liquidation and distribution of all Partnership funds, the Partnership shall terminate and the General Partner shall have the authority to execute and file all documents required to effectuate the termination of the Partnership.
17. Special and Limited Power of Attorney.
(a) CP, as General Partner, with full powers of substitution, shall at all times during the existence of the Partnership have a special and limited power of attorney as the authority to act in the name and on the behalf of the Limited Partners to make, execute, swear to, verify, acknowledge and file the
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following documents and any other documents deemed to be necessary for the business of the Partnership:
(i) This Agreement, any separate certificates of limited partnership, fictitious business name statements, as well as any amendments to the foregoing which, under the laws of any state, are required to be filed or which the General Partner deems it advisable to file; and
(ii) Any other instrument or document which may be required to be filed by the Partnership under the laws of any state or by an governmental agency, or which the General Partner deems it advisable to tile.
(b) The special and limited power of attorney granted to the General Partner hereby:
(i) Is a special and limited power of attorney coupled with an interest, is irrevocable, shall survive the death or incompetency of the granting Limited Partner, and is limited to those matters herein set forth;
(ii) May be exercised by the General Partner for the Limited Partners by reterencing the list of the Limited Partners on Appendix A and executing any instrument with a single signature acting as attorney-in-fact for them;
(iii) Shall survive a transfer by a Limited Partner of such
Limited Partner's interest in the Partnership pursuant to Section
14.3 hereof for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument or document necessary or appropriate to admit a transferee as a Limited Partner; and
(iv) Notwithstanding the foregoing, in the event that CP ceases to be a General Partner in the Partnership, the power of attorney granted by this Section 17 shall terminate immediately, but any such termination shall not affect the validity of any documents executed prior to such termination, or any other actions previously taken pursuant to this power of attorney or in reliance upon its validity, all of which shall continue to be valid and binding upon the Limited Partners in accordance with their terms.
18. Amendments. This Agreement may not be amended without the written agreement of all parties hereto.
19. Miscellaneous.
19.1 Notices. Any notice, offer, consent or other communication required or permitted to be given or made hereunder shall be in writing and shall be cooper george2 -22-
deemed to have been sufficiently given or made when delivered personally to the party (or an officer of the party) to whom the same is directed, or (except in the event of a mail strike) five
(5) days after being mailed by first class mail, postage prepaid, if to the Partnership or to the General Partner, to the office described in Section 4 hereof, or if to a Limited Partner, to his or her last known address or when received by facsimile if to the Partnership or to the General Partner, to the facsimile number for the office described in Section 4 hereof, or if to a Limited Partner, to his or her facsimile number. Any Partner may change his or her address for the purpose of this Section 19.1 by giving notice of such change to the Partnership, such change to become effective on the tenth day after such notice is given.
19.2 Entire Agreement. This Agreement constitutes the entire agreement among the parties and supersedes any prior agreement or understandings among them, oral or written, all of which are hereby canceled. This Agreement may not be modified or amended other than pursuant to Section 18 hereof.
19.3 Captions; Pronouns. The paragraph titles or captions
contained in this Agreement are inserted only as a matter of convenience of reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.
19.4 Counteraarts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of an executed original of this Agreement.
19.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Washington.
IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.
By :
Daniel R. Baty
COLUMBIA PACIFIC MASTER FUND '98 GENERALJ PARTNERSHIP, a
Washington general partnership
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By Columbia Pacific Growth Fund '98 Limited Partnership, a
Washington limited partnership, its general partner
By: B.F. Limited Partnership, a Washington limited partnership, its general partner
By: Columbia Pacific Group, Inc., a Washington corporation, its general partner
By : _
Daniel R. Baty, President
By Columbia Pacific DA '98 Limited Partnership, a Washington limited partnership, its general partner
By: B.F. Limited Partnership, a Washington limited partnership, its general partner
By: Columbia Pacific Group, Inc., a Washington corporation, its general partner
By:
By Columbia Pacific RD '98 Limited Partnership
r
limited partnership, its general partner
Washington
By: B.F. Limited Partnership, a Washington limited partnership, its general partner
By: Columbia Pacific Group, Inc., a Washington corporation, its general partner
\
By:
Daniel R. Baty, President
cooper george2 -24-
ESC II, LP
APPENDIX A
PERCENTAGE
INTEREST
GENERAL PARTNER
Columbia Pacific Master Fund '98 General Partnership 99%
LIMITED PARTNERS
Daniel R. Baty